CERTIFIED RESOLUTIONS

      I, Wade Bridge, Assistant Secretary of The GKM Funds (the "Trust"), hereby certify that the following resolutions were adopted by the Board of Trustees of the Trust, including a majority of the Trustees who are not "interested persons" of the Trust, at a meeting of the Board on January 20, 2010:


         WHEREAS, the Trustees of the Trust, including a majority of the Independent Trustees, have reviewed the amount and type of coverage of the fidelity bond issued by St. Paul Fire and Marine Insurance Company (the "Fidelity Bond"); and

         WHEREAS, the amount of the coverage under the Fidelity Bond is $350,000, which meets the minimum amount of bond required by Rule 17g-1 promulgated under the Investment Company Act of 1940;

         NOW, THEREFORE, BE IT RESOLVED, that the amount and form of coverage of the Fidelity Bond as described above are reasonable and the Fidelity Bond be, and it hereby is, ratified and approved; and

         FURTHER RESOLVED, that Wade R. Bridge, an Assistant Secretary of the Trust, be, and he hereby is, designated as the person who shall make the filings and give the notices required by paragraph (g) of Rule 17g-1; and

         FURTHER RESOLVED, that the officers of the Trust be, and they hereby are, authorized to take any and all other actions deemed necessary or appropriate to effectuate these resolutions.



January 20, 2010
                                      /s/ Wade R. Bridge
                                     --------------------------------------
                                      Wade R. Bridge
                                      Assistant Secretary